EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Incorporation
Chipotle Mexican Grill of Colorado, LLC	Colorado
Chipotle Mexican Grill of Maryland, LLC	Maryland
Chipotle Mexican Grill of Kansas, LLC	Kansas
Chipotle Mexican Grill Service Co., LLC	Colorado
Chipotle Mexican Grill U.S. Finance Co., LLC	Colorado
CMGGC, LLC	Colorado
Chipotle Mexican Grill Texas Holdings, LLC	Colorado
Chipotle Texas, LLC	Colorado
Chipotle Mexican Grill Canada Corp.	Nova Scotia, Canada
Chipotle Mexican Grill Holdings GmbH	Switzerland
Chipotle Mexican Grill Management GmbH	Switzerland
Chipotle Mexican Grill UK Limited	United Kingdom